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Exhibit 12(a)

Science Applications International Corporation
Ratio of Earnings to Fixed Charges

(Amounts in thousands)

	Year Ended January 31,
									Three Months ended April 30, 2002
	1998	1999	2000		2001		2002
Income before income taxes	$158,493	$287,995	$1,061,385	(1)	$3,278,593	(2)	$27,052	(3)	$50,315	(4)
Add:
Minority interest in consolidated subsidiaries with fixed charges	10,608	17,842	44,200		12,616		16,849		3,684
Equity investee distributions	161	95	345		364		1,356		5,100
Losses in equity investments		4,185	6,123
Amortization of capitalized interest									7
Interest on indebtedness	11,682	33,813	27,274		19,615		19,256		4,548
Portion of rent expense representative of the interest factor	30,004	37,773	47,732		47,106		49,805		10,318
Less:
Capitalized interest							(1,157)
Undistributed income in equity investments	(1,326)				(6,047)		(2,691)		(1,030)

Income before income taxes, adjusted	$209,622	$381,703	$1,187,059		$3,352,247		$110,470		$72,942

Fixed charges:
Interest on indebtedness	$11,682	$33,813	$27,274		$19,615		$19,256		$4,548
Portion of rent expense representative of the interest factor	30,004	37,773	47,732		47,106		49,805		10,318

Total fixed charges	$41,686	$71,586	$75,006		$66,721		$69,061		$14,866

Ratio of earnings to fixed charges	5.0	5.3	15.8	(1)	50.2	(2)	1.6	(3)	4.9	(4)

(1)
Includes gain on sale of subsidiary stock of $698,374,000 and net gain of $2,498,000 on marketable securities and other investments. Excluding such gains, the ratio of earnings to fixed charges would have been 6.5.

(2)
Includes net gain on marketable securities and other investments, including impairment losses, of $2,656,433,000. Excluding such net gain, the ratio of earnings to fixed charges would have been 10.4.

(3)
Includes net loss on marketable securities and other investments, including impairment losses, of $455,752,000. Excluding such net loss, the ratio of earnings to fixed charges would have been 8.2.

(4)
Includes net loss on marketable securities and other investments, including impairment losses, of $60,483,000. Excluding such net loss, the ratio of earnings to fixed charges would have been 9.0.

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Science Applications International Corporation Ratio of Earnings to Fixed Charges (Amounts in thousands)